SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report: December 4, 2006
                        (Date of earliest event reported)

                              NETWOLVES CORPORATION
             (Exact name of registrant as specified in its charter)


    New York                       000-25831                         11-2208052
--------------------------------------------------------------------------------
(State or other                  (Commission                       (IRS Employer
 jurisdiction of                 File Number)                     Identification
 incorporation)                                                       Number)


 4805 W. Independence Pkwy., Tampa, FL                                 33634
----------------------------------------                               -----
(Address of principal executive offices)                            (Zip Code)

Registrant's telephone number including area code                (813) 286-8644
                                                                 ---------------


                                 Not applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ] Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers


     (b) At a meeting of the Board of Directors held on December 4, 2006, the Company accepted the resignation of Walter M. Groteke as Chairman, Chief Executive Officer and a director of the Company, effective immediately. At the same time, Michael R. Rocque, a director of the Company, was appointed as its Acting Chief Executive Officer.

     The action was the result of a series of events commencing with a resolution approved by the Board of Directors on October 27, 2006 to separate the positions of Chairman and Chief Executive Officer, both positions being held by Walter M. Groteke, subject to finding a suitable candidate, if any, for the position of Chief Executive Officer. As previously reported, a committee was appointed to search for candidates for the position of Chief Executive Officer. At the same time Scott E. Foote, formerly Vice President, was appointed as the Company's Acting President to be involved in day-to-day operations.

     In response to these resolutions, Mr. Groteke through his counsel, informed the Company on November 16, 2006, by written notice as required by his employment agreement, that Mr. Groteke was resigning from the Company for "good reason," as defined in the employment agreement; that the letter constituted his 15-day formal notice, making his resignation effective December 1, 2006; and that Mr. Groteke was demanding all compensation and benefits set forth in the agreement through June 30, 2010, the remainder of its term.

     On November 21, 2006, the Company through its counsel, responded to the November 16th letter by denying that Mr. Groteke had any basis for his claims, stating among other things, that Mr. Groteke remained Chairman and CEO with all of his responsibilities inherent in these positions. By letter dated November 28, 2006, Mr. Groteke's counsel affirmed his prior position.

     At the December 4, 2006 Board of Directors meeting, the Board of Directors formally accepted his resignation. The acceptance was based on his voluntary resignation and not for the reasons set forth by his counsel.

     On December 6, 2006, the Company was served with an action against the Company by Mr. Groteke in the Circuit Court of the State of Florida,
Hillsborough County seeking declaratory relief and a judgment for his full compensation and benefits under the employment agreement, on the grounds previously set forth.

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

     (c) Michael R. Rocque has been appointed Acting Chief Executive Officer. His compensation for this position has yet to be determined by the Board. As previously reported, a committee of the Board will be conducting a search for candidates for this position.

     Mr. Rocque has been the President of Leading Strategies, Inc. since July 2000, a company which he founded. Leading Strategies, Inc. is a firm focused on providing interim executive management to diverse business organizations for the effective management of rapid growth, crisis situations and dynamic change. Since its inception, Leading Strategies has been involved in several successful engagements including deployment to Iraq as part of a consortium of infrastructure development partners working for the U.S. Government to organize and execute the installation of medical equipment into 150 primary healthcare clinics across Iraq. For approximately 20 years prior thereto until his retirement in 2000, Mr. Rocque distinguished himself as an officer in the U.S. Army. Mr. Rocque, a Lieutenant Colonel, served in the Delta Force, the highest priority combat unit in the U.S. Army, for in excess of 15 years and prior thereto served in the Green Berets.


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



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    NETWOLVES CORPORATION

                                    By: /s/ Peter C. Castle
                                        -------------------
                                            Peter C. Castle
                                            Chief Financial Officer


Dated:   December 8, 2006